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                         Independent Auditors' Consent


To the Board of Trustees of
   Nationwide Investing Foundation III:


We consent to the use of our report dated November 23, 1998 and to the reference to our firm under the headings "Financial Highlights" in the Prospectus and "Other Services for the Fund" in the Statement of Additional Information included herein.


KPMG Peat Marwick LLP


Columbus, Ohio
November 30, 1998